The Simply Good Foods Company Reports Fiscal Third Quarter
2021 Financial Results; Updates Full Fiscal Year 2021 Outlook

Denver, CO, July 1, 2021 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and thirty-nine weeks ended May 29, 2021. The Company’s fiscal third quarter 2021 and year-to-date period results include Quest results for the full period. The Company's fiscal third quarter 2020 results include thirteen-weeks of Quest and about thirty-six weeks for the year-to-date period.

Third Quarter Highlights:(1)

•Net sales increased 32.0% driven by strong Atkins and Quest performance
•Net income(2) of $5.9 million versus $48.1 million
•Earnings per diluted share (“EPS”)(2) of $0.06 versus $0.17
•Adjusted Diluted EPS(3) of $0.43 versus $0.26
•Adjusted EBITDA(4) increased 55.6% to $67.5 million
•Updates full fiscal year 2021 outlook:
◦Net Sales expected to be in the $995-1,005 million range, greater than the previous estimate of $930-940 million
◦Adjusted EBITDA(3) expected to be in the $200-205 million range, greater than the previous estimate of $180-185 million

“As expected, our third quarter sales and earnings growth improved driven by increasing consumer mobility and improving shopper traffic in brick and mortar retailers versus the year ago period that was pressured by COVID-19 movement restrictions,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “Our results were solid across all forms, although the resurgence of bars was greater than our expectations. As we have previously stated, there is a high correlation of mobility to the consumption of our brands. As shopper traffic within brick and mortar retailers, particularly in the mass and convenience store channels improved, our business, particularly bars, improved as well. The diversification of our portfolio across forms, customers and retail channels demonstrates the advantages of our business model and multiple ways for us to win in the marketplace.”

“We were pleased with our earnings and margin growth in the third quarter, however, as we discussed last quarter we do expect higher raw materials and freight costs starting in the fourth quarter and in fiscal 2022. Given the anticipated inflation next year, in June, we notified customers of our plans to institute a price increase effective in September. The price increase will enable the Company to maintain gross margin and continue to invest in initiatives that drive growth. Due to our third quarter year-to-date business performance, we have increased our full year fiscal 2021 net sales, gross margin and Adjusted EBITDA outlook versus our previous forecast. Our fiscal fourth quarter is off to a good start, and we are positioned well to deliver on our plans and objectives over the remainder of the fiscal year.”

Fiscal Third Quarter 2021 Results

Net sales increased $68.9 million, or 32.0%, to $284.0 million. The core North America and international net sales increase contributed 30.7% and 2.3%, respectively, to total net sales growth and the SimplyProtein® brand divestiture and the European business exit were a combined 0.9% headwind. Net price realization in the third quarter of fiscal 2021 was negligible.

Total Simply Good Foods retail takeaway for the thirteen weeks ending May 30, 2021, increased 29.1% in the U.S. measured channels of IRI MULO + Convenience Stores, and outpaced the category. The Company estimates that its U.S. retail takeaway in unmeasured channels was about the same as measured channels driven by solid Quest e-commerce performance.

Gross profit was $121.0 million for the third quarter of fiscal 2021, an increase of $32.4 million, primarily driven by the increase in sales. Gross margin was 42.6%, an increase of 140 basis points versus last year due to favorable product form and retail channel mix given higher shopper traffic in brick and mortar channels.

In the third quarter of fiscal 2021 the Company reported net income of $5.9 million compared to net income of $48.1 million for the comparable period of 2020. The increase in gross profit was more than offset by the loss on remeasurement of the Company's private warrant liabilities accounting implemented by the Company during the third quarter of fiscal 2021 after considering the Securities and Exchange Commission’s April 12, 2021 statement on the accounting and reporting considerations for warrants issued by special purpose acquisition companies (the “Warrant Accounting Treatment”). In the third quarter of fiscal 2021, the Company recognized a non-operating, non-cash charge of $35.8 million compared to a gain in fair value change of private warrant liabilities of $31.7 million in the prior year.

Operating expenses of $60.7 million increased $3.2 million versus the comparable period of 2020. Specifically:
•Selling and marketing expenses increased $6.3 million to $30.8 million driven by higher brand building initiatives that were reinstated following a decline in the year ago period due to lower nutritional snacking category trends related to COVID-19 movement restrictions. For the full year, the Company continues to anticipate that marketing and advertising expense related to its core businesses will increase at least in-line with organic sales growth.
•General and administrative expenses declined $3.0 million to $25.7 million primarily due to lower integration and restructuring costs versus last year. Higher incentive compensation was partially offset by cost control measures and Quest acquisition synergies.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 55.6% to $67.5 million.

Interest expense was $8.0 million, a decline of $0.3 million versus the third quarter of fiscal 2020.

In the third quarter of fiscal 2021, the Company reported Diluted EPS of $0.06 versus $0.17 in the year ago period. The decline in Diluted EPS reflects the remeasurement of private warrant liabilities consistent with the Warrant Accounting Treatment. Due to the change in the accounting treatment for the private warrants, the weighted average total shares outstanding in the fiscal third quarter of 2021 was approximately 97.6 million versus 98.3 million in the year ago period. Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.43 versus $0.26 in the year ago period. The calculation of Adjusted Diluted EPS for the fiscal third quarter of 2021 assumes fully diluted shares outstanding(2, 3) of 101.9 million shares to reverse the exclusion of the private warrants in fully diluted shares outstanding under GAAP due to the Warrant Accounting Treatment.

Year-to-Date Third Quarter 2021 Results Financial Highlights vs. Year-to-Date Third Quarter 2020

•Net sales increased 25.5%, or $151.4 million, to $745.8 million
•Gross profit margin of 40.9%, an increase of 120 basis points
•Net income(2) decreased $82.3 million to $22.6 million
•Adjusted EBITDA(4) increased 35.9%, to $158.8 million
•Earnings per diluted share (“EPS”)(2) of $0.23, flat from the prior year
•Adjusted Diluted EPS(3) of $0.97, versus $0.71

Net sales increased $151.4 million, or 25.5%, to $745.8 million. The core North America and international net sales increase contributed 24.2% and 2.4%, respectively, to total net sales growth and the SimplyProtein® brand divestiture and the European business exit were a 1.1% headwind.

Gross profit was $305.3 million for the thirty-nine weeks ending May 29, 2021, an increase of $69.1 million or 29.2%. Gross margin was 40.9% for the year-to-date third quarter of 2021, an increase of 120 basis points. Gross profit in the prior year was negatively affected by a non-cash $7.5 million inventory purchase accounting step-up adjustment related to the Quest acquisition. This non-cash inventory purchase accounting step-up was a 130 basis point headwind for the year-to-date third quarter of fiscal 2020. For the year-to-date third quarter fiscal 2021 slightly higher trade promotion expense, was offset by favorable product form and retail channel mix.

Net income was $22.6 million compared to $104.9 million for the comparable period of 2020. The increase in gross profit was more than offset by the loss on remeasurement of warrant liabilities consistent with the Warrant Accounting Treatment. As a result, the Company recognized a non-operating, non-cash charge of $60.7 million based on the change in the fair value of the outstanding private warrants.

Operating expenses of $172.5 million declined $10.4 million primarily due to lower costs related to the Quest acquisition and integration. Additionally:
▪Selling and marketing expenses increased 17.4% primarily due to the inclusion of Quest and higher brand building initiatives in the third quarter of fiscal 2021 that were reinstated following a decline in the year ago period due to lower nutritional snacking category trends related to COVID-19 movement restrictions;
▪General and administrative expenses increased $2.7 million to $77.6 million as a $4.4 million decline in costs related to the Quest acquisition and integration, as well as effective cost control and integration synergies, were partially offset by higher incentive compensation.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 35.9% to $158.8 million.

For the year-to-date third quarter fiscal 2021, the Company reported Diluted EPS of $0.23, the same as the year ago period. Diluted EPS reflects the remeasurement of warrant liabilities consistent with the Warrant Accounting Treatment. Due to the change in the accounting treatment for the private warrants, the weighted average total shares outstanding for the thirty-nine weeks ending May 29, 2021 were approximately 97.2 million versus 97.8 million in the year ago period. Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS, of $0.97 per share versus $0.71 per share in the year ago period. The calculation of Adjusted Diluted EPS for the fiscal third quarter of 2021 assumes fully diluted shares outstanding(2, 3) of 101.1 million shares to reverse the exclusion of the private warrants in fully diluted shares outstanding under GAAP due to the Warrant Accounting Treatment.

Balance Sheet and Cash Flow

Year-to-date third quarter fiscal 2021 combined cash flow from operations was $91.5 million. In May 2021, the Company repaid $50.0 million of its term loan debt, and at the end of the third quarter the outstanding principal balance was $506.5 million. As of May 29, 2021, the Company had cash and cash equivalents of $90.2 million and a trailing twelve month Net Debt to Adjusted EBITDA ratio of 2.1x(5).

Outlook

Assuming there are no significant COVID-19 related disruptions in the United States, the Company anticipates full year fiscal 2021 net sales of $995-1,005 million and Adjusted EBITDA(4,6) of $200-205 million. As previously stated, the divestiture of SimplyProtein® and the European business exit is about a combined 1.5% headwind to full year fiscal 2021 net sales growth. The Company’s previous outlook for full year fiscal 2021 net sales and Adjusted EBITDA(4,6) was $930-940 million and $180-185 million, respectively. Full year gross margin, apart from the inventory purchase accounting step-up in the year ago period, to be about the same as fiscal 2020. The Company’s previous outlook indicated full year gross margin would be slightly lower compared to fiscal 2020. Additionally, due to solid cost control and acquisition synergies, the Company continues to anticipate Adjusted EBITDA margin expansion in fiscal 2021.

The Company anticipates 2021 Adjusted Diluted EPS(3,6) to be in the range of $1.20 to $1.25 versus $0.91 in 2020.

___________________________________
(1) All comparisons for the third quarter ended May 29, 2021 versus the third quarter ended May 30, 2020.
(2) Reflects, for the reporting period, the Company’s private warrants to purchase shares of common stock now being classified as a liability and measured at fair value, with changes in fair value each period reported in earnings in accordance with Accounting Standards Codification 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, which affected Net income and fully diluted shares outstanding.
(3) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(5) Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Net Debt to Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(6) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2021, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, including the timing of and amount of integration costs and restructuring charges associated with the Quest acquisition, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Thursday, July 1, 2021 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, July 15, 2021, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13720688.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Quest®, and Atkins Endulge® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Simply Good Foods aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These forward-looking statements include the expected effects from the COVID-19 outbreak, statements regarding the integration of Quest, future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to the effect of the COVID-19 outbreak on the Company's business, suppliers (including its contract manufacturing and logistics suppliers), customers, consumers and employees along with disruptions or inefficiencies in the supply chain resulting from any effects of the COVID-19 outbreak; achieving the anticipated benefits of the Quest acquisition; difficulties and delays in achieving the synergies and cost savings in connection with the Quest acquisition; changes in the business environment in which the Company operates including general financial, economic, capital market, regulatory and political conditions affecting the Company and the industry in which the Company operates; changes in consumer preferences and purchasing habits; the Company’s ability to maintain adequate product inventory levels to timely supply customer orders; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s or Quest’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	May 29, 2021	August 29, 2020
Assets
Current assets:
Cash and cash equivalents	$90,173	$95,847
Accounts receivable, net	118,373	89,740
Inventories	78,579	59,085
Prepaid expenses	4,895	3,644
Other current assets	17,601	11,947
Total current assets	309,621	260,263

Long-term assets:
Property and equipment, net	13,377	11,850
Intangible assets, net	1,142,199	1,158,768
Goodwill	543,134	544,774
Other long-term assets	30,792	32,790
Total assets	$2,039,123	$2,008,445

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$46,788	$32,240
Accrued interest	334	960
Accrued expenses and other current liabilities	50,556	38,007
Current maturities of long-term debt	282	271
Total current liabilities	97,960	71,478

Long-term liabilities:
Long-term debt, less current maturities	500,154	596,879
Deferred income taxes	98,100	84,352
Warrant liability	154,352	93,638
Other long-term liabilities	20,151	22,765
Total liabilities	870,717	869,112
See commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 95,875,778 and 95,751,845 shares issued at May 29, 2021 and August 29, 2020, respectively	959	958
Treasury stock, 98,234 shares at cost at May 29, 2021 and August 29, 2020	(2,145)	(2,145)
Additional paid-in-capital	1,082,617	1,076,472
Retained earnings	87,561	64,927
Accumulated other comprehensive loss	(586)	(879)
Total stockholders’ equity	1,168,406	1,139,333
Total liabilities and stockholders’ equity	$2,039,123	$2,008,445

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 29, 2021	May 30, 2020	May 29, 2021	May 30, 2020
Net sales	$284,001	$215,101	$745,760	$594,355
Cost of goods sold	162,998	126,475	440,451	358,129
Gross profit	121,003	88,626	305,309	236,226

Operating expenses:
Selling and marketing	30,826	24,510	82,171	69,985
General and administrative	25,668	28,713	77,645	74,961
Depreciation and amortization	4,187	4,248	12,643	10,988
Business transaction costs	—	47	—	26,900
Total operating expenses	60,681	57,518	172,459	182,834

Income from operations	60,322	31,108	132,850	53,392

Other income (expense):
Interest income	1	29	4	1,493
Interest expense	(7,985)	(8,324)	(24,352)	(23,882)
(Loss) gain in fair value change of warrant liability	(35,833)	31,703	(60,714)	82,655
Gain on legal settlement	5,000	—	5,000	—
(Loss) gain on foreign currency transactions	(272)	(418)	712	(596)
Other income	70	59	229	104
Total other (expense) income	(39,019)	23,049	(79,121)	59,774

Income before income taxes	21,303	54,157	53,729	113,166
Income tax expense	15,408	6,045	31,095	8,238
Net income	$5,895	$48,112	$22,634	$104,928

Other comprehensive income:
Foreign currency translation adjustments	95	61	293	(80)
Comprehensive income	$5,990	$48,173	$22,927	$104,848

Earnings per share from net income:
Basic	$0.06	$0.50	$0.24	$1.12
Diluted	$0.06	$0.17	$0.23	$0.23
Weighted average shares outstanding:
Basic	95,767,629	95,378,495	95,730,581	93,475,539
Diluted	97,589,656	98,322,316	97,197,180	97,812,342

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirty-Nine Weeks Ended
	May 29, 2021	May 30, 2020
Operating activities
Net income	$22,634	$104,928
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13,508	11,607
Amortization of deferred financing costs and debt discount	3,449	2,312
Stock compensation expense	5,766	5,945
Loss (gain) in fair value change of warrant liability	60,714	(82,655)
Unrealized (gain) loss on foreign currency transactions	(712)	596
Deferred income taxes	13,670	8,055
Amortization of operating lease right-of-use asset	3,385	2,702
Loss on operating lease right-of-use asset impairment	686	—
Gain on lease termination	(156)	—
Other	769	229
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	(28,737)	6,407
Inventories	(20,318)	(2,636)
Prepaid expenses	(1,189)	(351)
Other current assets	(5,376)	(7,865)
Accounts payable	13,380	(11,561)
Accrued interest	(626)	(406)
Accrued expenses and other current liabilities	12,745	(10,496)
Other assets and liabilities	(2,104)	(2,711)
Net cash provided by operating activities	91,488	24,100

Investing activities
Purchases of property and equipment	(3,232)	(766)
Issuance of note receivable	—	(1,250)
Acquisition of business, net of cash acquired	—	(982,084)
Proceeds from sale of business	5,800	—
Investments in intangible assets	(114)	(206)
Net cash provided by (used in) investing activities	2,454	(984,306)

Financing activities
Proceeds from option exercises	700	931
Tax payments related to issuance of restricted stock units	(320)	(84)
Payments on finance lease obligations	(269)	(272)
Principal payments of long-term debt	(100,000)	(21,000)
Proceeds from issuance of common stock	—	352,542
Equity issuance costs	—	(3,323)
Proceeds from issuance of long-term debt	—	460,000
Proceeds from Revolving Credit Facility	—	25,000
Deferred financing costs	—	(8,208)
Net cash (used in) provided by financing activities	(99,889)	805,586

Cash and cash equivalents
Net decrease in cash	(5,947)	(154,620)
Effect of exchange rate on cash	273	(587)
Cash at beginning of period	95,847	266,341
Cash and cash equivalents at end of period	$90,173	$111,134

Reconciliation of Adjusted EBITDA

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net income before interest income, interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: gain or loss in fair value change of warrant liability, business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA, when used in conjunction with net income, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen and thirty-nine weeks ended May 29, 2021 and May 30, 2020:

(In thousands)	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 29, 2021	May 30, 2020	May 29, 2021	May 30, 2020
Net income	$5,895	$48,112	$22,634	$104,928
Interest income	(1)	(29)	(4)	(1,493)
Interest expense	7,985	8,324	24,352	23,882
Income tax expense	15,408	6,045	31,095	8,238
Depreciation and amortization	4,487	4,488	13,508	11,607
EBITDA	33,774	66,940	91,585	147,162
Business transaction costs	—	47	—	26,900
Stock-based compensation expense	2,172	2,150	5,766	5,945
Inventory step-up	—	—	—	7,522
Integration of Quest	244	4,094	2,458	9,435
Restructuring	206	1,386	3,992	1,386
Non-core legal costs	—	48	—	603
Loss (gain) in fair value change of warrant liability	35,833	(31,703)	60,714	(82,655)
Gain on legal settlement	(5,000)	—	(5,000)	—
Other (1)	230	401	(715)	591
Adjusted EBITDA	$67,459	$43,363	$158,800	$116,889
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, loss in fair value change of warrant liability, business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, and other non-core expenses, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen and thirty-nine weeks ended May 29, 2021 and May 30, 2020:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 29, 2021	May 30, 2020	May 29, 2021	May 30, 2020
Diluted earnings per share	$0.06	$0.17	$0.23	$0.23

Depreciation and amortization	0.05	0.05	0.14	0.12
Business transaction costs	—	—	—	0.27
Stock-based compensation expense	0.02	0.02	0.06	0.06
Inventory step-up	—	—	—	0.08
Integration of Quest	—	0.04	0.03	0.10
Restructuring	—	0.01	0.04	0.01
Non-core legal costs	—	—	—	0.01
Gain on legal settlement	(0.05)		(0.05)	—
Other (1)	—	—	(0.01)	—
Tax effects of adjustments (2)	(0.01)	(0.03)	(0.06)	(0.17)
Loss in fair value change of warrant liability(3)	0.37	—	0.62	—
Dilution impact from adjustments(3, 4)	(0.02)	—	(0.04)	—
Rounding (4)	0.01	—	0.01	—
Adjusted diluted earnings per share	$0.43	$0.26	$0.97	$0.71
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(2) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 27% for the thirteen and thirty-nine weeks ended May 29, 2021 and 26% for the thirteen and thirty-nine weeks ended May 30, 2020.
(3) Diluted earnings per share includes the fair value loss and related exclusion of anti-dilutive shares related to the Private Warrants in accordance with GAAP. With respect to the Company's non-GAAP measure, the non-cash fair value loss is reversed. The fair value adjustments are a permanent tax difference and do not effect tax expense. Note, mark to market gain adjustments are already excluded from the numerator, and dilutive shares are included, in calculating diluted earnings per share in accordance with GAAP.
(4) As noted above, the Company excludes the non-cash fair value loss related to its private warrant liabilities. The Company subsequently considers the dilutive share count effect of such adjustment such that the shares excluded in accordance with GAAP are included in this non-GAAP measure.
(5) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of May 29, 2021:

(In thousands)	May 29, 2021
Net Debt:
Total debt outstanding under the Credit Agreement	$506,500
Less: cash and cash equivalents	(90,173)
Net Debt as of May 29, 2021	$416,327

Trailing twelve months Adjusted EBITDA:
Add: Adjusted EBITDA for the thirty-nine weeks ended May 29, 2021	$158,800
Add: Adjusted EBITDA for the fiscal year ended August 29, 2020	153,912
Less: Adjusted EBITDA for the thirty-nine weeks ended May 30, 2020	(116,889)
Trailing twelve months Adjusted EBITDA as of May 29, 2021	$195,823

Net Debt to Adjusted EBITDA	2.1	x